Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of BioNTech SE for the registration of ordinary shares, debt securities, rights to subscribe for ordinary shares, purchase contracts and units and to the incorporation by reference therein of our report dated March 31, 2020, with respect to the consolidated financial statements of BioNTech SE included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Titus Zwirner	/s/ Andreas Weigel
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft
Cologne, Germany
November 9, 2020